EXHIBIT 99.1
FOR IMMEDIATE RELEASE
July 17, 2023

Darling Ingredients Chief Strategy Officer John Bullock to Retire;
Robert Day to Succeed Bullock

IRVING, Texas, – Darling Ingredients Inc. (NYSE: DAR) today announced John Bullock, Chief Strategy Officer, will retire effective Feb. 15, 2024. Robert Day has been named to succeed Bullock.

Bullock joined Darling Ingredients in 2012 and has been instrumental in transforming the company into a world leader in upcycling animal byproducts to their highest value through the creation of new markets.

Under Bullock’s leadership, Darling Ingredients entered the renewable diesel market in 2013 to maximize value for its waste fats. Since then, the company, through its 50/50 joint venture, Diamond Green Diesel, has evolved into one of the largest renewable diesel providers in the world and will soon be one of the largest sustainable aviation fuel producers in the world.

“John is the guy who – if someone said you can’t do that – went and did it and figured out how to make money at it,” said Randall C. Stuewe, Chairman and Chief Executive Officer. “John helped me and the Board of Directors see the tremendous value we can unlock by focusing on the end ingredient we produce, not how we process the raw material. Throughout John’s tenure, Darling has entered new markets, created new products and grown tremendously. His leadership has laid a strong foundation for this company’s continued success through innovation and strategy.”

Bullock began his career at General Mills in 1978, focusing on ingredient purchasing and risk management. He moved to ConAgra Foods in 1991, where he led the mergers and acquisitions group for ConAgra’s Trading and Processing companies. After ConAngra, he operated a boutique consulting firm focused on agricultural business expansions.

“On behalf of the Board of Directors and the Darling Ingredients family, I want to wish John and his family the best in retirement. His leadership in helping build Darling to the company it is today will never be forgotten,” Stuewe said.

Effective Aug.6, 2023, Robert (Bob) Day will join Darling Ingredients as Chief Strategy Officer. Day brings nearly 30 years of experience in agriculture, soft and energy commodities. Most recently, he was a partner at Ascendant Partners, a boutique investment bank focusing on the food, agriculture and renewable fuels industries. Prior to that, Day served as Chief Executive Officer at Ceres Global Ag Corp., Managing Director Asia at ED&F Man, and he held a variety of senior management and commercial roles, including more than 19 years with Cargill in Asia, Latin America and the U.S. He received an MBA from St. Thomas University in St. Paul, Minnesota, a bachelor’s degree from the University of Minnesota, and he is licensed with FINRA as a registered investment banking representative.

“We’re excited to have Bob join our executive team,” Stuewe said. “Bob brings a wealth of agribusiness experience and an impressive track record of developing transforming businesses.”

About Darling Ingredients
Darling Ingredients Inc. (NYSE: DAR) is the largest publicly traded company turning edible by-products and food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates more than 260 facilities in over 15 countries and repurposes approximately 15% of the world's meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals, and pet food ingredients. To learn more, visit darlingii.com. Follow us on LinkedIn.

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Darling Ingredients Contacts
Investors: Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com

Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com